Exhibit 5.1


                       FOR IMMEDIATE RELEASE

    ALLIANCE GAMING RELEASES STATEMENT ON DELAWARE LITIGATION



LAS VEGAS, NEVADA, AUGUST 7, 1995 -- Alliance Gaming Corporation (NASDAQ:ALLY) today issued a statement correcting the misleading impression presented in a Bally Gaming International press release issued on Friday concerning a ruling by the Delaware Chancery Court.


Alliance said that while Vice Chancellor Jack B. Jacobs did deny Alliance's request for expedited discovery concerning Bally Gaming's proposed sale of its German operations, he did so because Bally Gaming's counsel represented that such proposed sale would be included in a shareholder vote on the overall WMS merger, if and when such vote occurs.


Alliance emphasized that the Vice Chancellor did not make any ruling concerning Alliance's request for expedited discovery related to "due diligence" information.









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